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                               FDP Series, Inc.
                               ----------------
                        FDP BlackRock Janus Growth Fund

77Q1(e):

Copies of any new or amended Registrant investment advisory contracts

Attached please find as an exhibit to sub-item 77Q1(e) of Form N-SAR, a copy of the Sub-Advisory Agreement between BlackRock Advisors, LLC and Janus Capital Management LLC.

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                                                                EXHIBIT 77Q1(E)

                                                              Execution Version

                             SUBADVISORY AGREEMENT
                             ENTERED INTO BETWEEN
                            BLACKROCK ADVISORS, LLC
                                      AND
                         JANUS CAPITAL MANAGEMENT LLC

This Subadvisory Agreement (the "Agreement") is entered into as of January 30, 2016, by and between BlackRock Advisors, LLC, a limited liability company duly organized and existing under the laws of the State of Delaware (the "Adviser"), and Janus Capital Management LLC, a limited liability company duly organized and existing under the laws of the State of Delaware (the "Subadviser").

WHEREAS, the Adviser and FDP Series, Inc., an open-end management investment company registered under the Investment Company Act of 1940, as amended, (the "1940 Act") and organized as a corporation under the laws of the State of Maryland (the "Corporation"), have entered into an Investment Advisory and Management Agreement dated September 29, 2006 (the "Investment Advisory Agreement");

WHEREAS, pursuant to the Investment Advisory Agreement, the Adviser has agreed to provide investment management and advisory services to FDP Series, Inc. which consists of multiple series, including FDP BlackRock Janus Growth Fund (formerly, the Marsico Growth FDP Fund) (the "Fund");

WHEREAS, the Investment Advisory Agreement authorizes the Adviser to, from time to time, in its sole discretion to the extent permitted by applicable law, appoint one or more subadvisers to perform investment advisory services with respect to the Fund;

WHEREAS, the Corporation's Board of Directors (the "Board"), including a majority of those directors who are not parties to the Investment Advisory Agreement, or "interested persons" of any party to the Investment Advisory Agreement, has duly consented to and approved the engagement of the Subadviser to furnish investment information, services and advice to assist the Adviser in carrying out its responsibilities under the Investment Advisory Agreement; and

WHEREAS, the Adviser desires to retain the Subadviser to render investment advisory services to the Adviser and the Fund in the manner and on the terms set out in this Agreement, and the Subadviser desires to provide such services.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set out in this Agreement, the Adviser and the Subadviser agree as follows:

    1. Investment Description; Appointment

(a) Investment Description. The Fund will invest and reinvest its assets in
    ----------------------
accordance with the investment objective(s), policies and limitations specified in the prospectus and statement of additional information (the "Prospectus") filed with the Securities and Exchange Commission (the "SEC") as part of the Corporation's Registration Statement on Form N-1A, as it may be periodically amended or supplemented from time to time (the "Registration Statement"). The Adviser agrees to provide copies of all amendments and supplements to the current Prospectus, and copies of any procedures adopted by the Board that are applicable to the Fund and any amendments to those procedures (the "Board Procedures"), to the Subadviser on an on-going basis. In addition, the Adviser will furnish the Subadviser with a copy of (a) the Corporation's Charter and By-Laws, as each may be amended form time to time (the "Governing Documents"),
(b) any financial statement or report prepared for the Fund with respect to the Fund by a registered independent public accounting firm, and (c) any financial statements or reports made by the Fund to shareholders or to any state or federal regulatory agency.

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(b) Appointment of Subadviser. The Adviser hereby engages the services of the
    -------------------------
Subadviser in connection with the investment and reinvestment of the Fund's assets. Pursuant to this Agreement and subject to the oversight and supervision by the Adviser and the Board, the Subadviser will manage the investment and reinvestment of the Fund's assets. Subject to the terms and conditions of this Agreement, the Subadviser hereby accepts the engagement by the Adviser in the foregoing capacity and agrees, at the Subadviser's own expense, to render the services set out in this Agreement and to provide the office space, furnishings, equipment, and personnel required by the Subadviser to perform these services on the terms and for the compensation provided in this Agreement. Except as specified in this Agreement, the Subadviser agrees that it will not delegate any obligation assumed pursuant to this Agreement to any third party without first obtaining the written consent of both the Fund and the Adviser.

    2. Services as Subadviser

Subject to the supervision, direction and approval of the Adviser and the Board, the Subadviser will conduct a continual program of investment, evaluation, sale, and reinvestment of the Fund's assets. The Subadviser shall:
(a) obtain and evaluate pertinent economic, financial, and other information affecting the economy generally and certain investment assets as such information relates to securities or other financial instruments that are purchased for or considered for purchase by the Fund; (b) make investment decisions for the Fund; (c) place purchase and sale orders for portfolio transactions on behalf of the Fund and shall provide standing instructions to the Fund's custodian to automatically invest any uninvested cash assets in cash equivalent investments available to the custodian on a daily basis, unless the Adviser requests in writing that the Subadviser manage the uninvested cash;
(d) provide reasonable assistance to the Adviser with respect to the pricing of Fund securities at such time and in such manner as the Adviser and Subadviser will mutually agree upon from time to time; (e) execute account documentation, agreements, contracts and other documents as may be requested by brokers, dealers, counterparties and other persons in connection with the Subadviser's management of the assets of the Fund (in such respect, and only for this limited purpose, the Subadviser will act as the Adviser's and the Fund's agent and attorney-in-fact); and (f) employ professional portfolio managers and securities analysts who provide research services to the Fund. Notwithstanding
Section 2(d) above, the Adviser acknowledges that the Fund's designated pricing agent, and not the Subadviser, is responsible for providing valuation of the assets in the Fund, and any additional information provided by the Subadviser shall be supplemental information to assist the Fund and its pricing agent to meet the Fund's fair valuation obligations. The Subadviser will in general take such action as is appropriate to effectively manage the Fund's investment practices. In addition:

       i. The Subadviser will furnish the Adviser routinely with daily information concerning portfolio transactions and other reports as agreed upon from time to time concerning transactions and performance of the Fund, in such form and frequency as may be mutually agreed upon from time to time. The Subadviser agrees to review the Fund, discuss the management of the Fund with, and provide such access to its personnel and operations as may be reasonably requested by the Adviser and/or the Board from time to time in connection with its provision of services to the Fund.

       ii.The Subadviser will maintain and preserve the records specified in
          Section 15 of this Agreement and any other records related to the Fund's transactions or its management of the Fund as are required of a subadviser under any applicable state or federal securities law or regulation including: the 1940 Act, the Securities Exchange Act of 1934, as amended, (the "1934 Act"), and the Investment Advisers Act of 1940, as amended (the "Advisers Act"). The Adviser and the Fund will maintain and preserve all other books and records for the Fund as required under such rules. Subject to the confidentiality provisions herein, the Subadviser will furnish to the Adviser all information relating to the Subadviser's services under this Agreement reasonably requested by the Adviser within a reasonable period of time after the Adviser makes such request.

      iii.The Subadviser will comply with all applicable Board Procedures that are provided to the Subadviser by the Adviser or the Fund. The Subadviser shall notify the Adviser promptly upon detection of any breach of the 1940 Act, Subchapter M of the Internal Revenue Code, Board Procedures, the Registration Statement, of any known violation of any other applicable law or regulation relating to the Fund and of any error in connection with its management of the Fund, including trade errors. The Subadviser shall also notify the Adviser promptly upon detection of any material violations of the Subadviser's own compliance policies and procedures that relate to (1) its management of the Fund, or (2) its activities as investment adviser generally to the extent such violation could be considered

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          material to the Fund. Notwithstanding Sections 4 and 17, the
          Subadviser will reimburse the Fund for costs incurred arising out of or resulting from any such violation or error.

       iv.The Subadviser will maintain a written code of ethics (the "Code of Ethics") that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act, a copy of which will be provided to the Adviser and the Fund, including any amendments thereto, and will institute and enforce procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1) from violating its Code of Ethics. The Subadviser will follow such Code of Ethics in performing its services under this Agreement. Further, the Subadviser represents that it has policies and procedures regarding the detection and prevention of the misuse of material, nonpublic information by the Subadviser and its employees as required by the Insider Trading and Securities Fraud Enforcement Act of 1988, a copy of which policies and procedures it will provide to the Adviser and the Fund upon any reasonable request. The Subadviser shall assure that all reporting required of a subadviser under the 1934 Act in connection with portfolio securities of the Fund, shall be made in a timely manner.

       v. The Subadviser will manage the investment and reinvestment of the assets of the Fund in a manner consistent with the Fund's investment objectives and policies as stated in the Prospectus. The Subadviser also will manage the investments of the Fund in a manner consistent with any and all applicable investment restrictions (including diversification requirements) contained in the 1940 Act and the rules and regulations under the 1940 Act, any SEC no-action letter or order applicable to the Fund, the Governing Documents, and any applicable law or regulation, including the gross income and diversification requirements set forth in Section 851(b)(2) and 851(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code"). The Adviser will provide Subadviser with copies of any such SEC no-action letter or order. The Adviser shall perform quarterly and annual tax compliance tests with respect to the Fund's compliance with the diversification requirements of Subchapter M of the Code, and promptly furnish reports of such tests to the Subadviser after each quarter end to ensure that the Fund is in compliance with the Code. The Subadviser shall take prompt action in response to any notification from the Adviser of any potential non-compliance with either the Adviser's internal guidelines or the diversification requirements of the Code to ensure that the Fund complies with such Code diversification requirements.

       vi.The Subadviser agrees to perform its duties hereunder in compliance with the Fund's policies and procedures adopted pursuant to Rule 38a-1 of the 1940 Act and the Subadviser's duties and obligations under Rule 206(4)-7 of the Advisers Act, including providing the Chief Compliance Officer and/or board of directors of FDP Series, Inc. with such information, reports and certifications as they may reasonably request.

      vii.The Subadviser shall, in a prudent and diligent manner, vote proxies relating to the Fund's portfolio securities in the best interests of the Fund and its shareholders in connection with any matters submitted to a vote of shareholders in compliance with Subadviser's proxy voting policies and procedures. The Subadviser will provide the Adviser with a report of all proxy votes made on behalf of the Fund in a timely matter so as to permit the Adviser to timely comply with the reporting requirements under the 1940 Act. The Subadviser shall be responsible for exercising any other applicable rights of security holders in corporate actions or otherwise, except the Subadviser shall have no responsibility for class action elections related to the Fund's securities. The Subadviser will promptly forward to the Adviser any class action materials it receives.

     viii.The Subadviser shall not acquire on behalf of the Fund any equity securities registered under Section 12 of the 1934 Act with the purpose or effect, at the time of such acquisition, of changing or influencing control of the issuer of the securities or in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) promulgated under the 1934 Act. For purposes of all applicable filing requirements under the 1934 Act, including without limitation Sections 13(d) and (g), and other laws, the Subadviser shall be deemed to have sole investment discretion with respect to all securities held in the Fund. If any investments made by the Subadviser on behalf of the Fund are required to be disclosed in any other reports to be filed by the Subadviser with any governmental or self-regulatory agency or organization or exchange (other than reports required under Section 13 of the 1934 Act), the Subadviser shall

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          provide the Adviser with prompt written notice thereof, setting forth in reasonable detail the nature of the report and the investments of the Fund to be reported.

    3. Information and Reports

a. The Subadviser will keep the Fund and the Adviser promptly informed of developments relating to its duties as subadviser of which the Subadviser has, or should have, knowledge that would materially affect the Fund, including but not limited to any changes in the portfolio manager or managers assigned to the Fund's account and any changes to the ownership of the Subadviser. In this regard, the Subadviser will provide the Fund, the Adviser, and their respective officers with such periodic reports concerning the obligations the Subadviser has assumed under this Agreement as the Fund and the Adviser may from time to time reasonably request. Additionally, prior to each Board meeting, as the Adviser shall reasonably request, the Subadviser will provide the Adviser and the Board with reports regarding the Subadviser's management of the Fund during the most recently completed quarter, to include written certifications that the Subadviser's management of the Fund is in compliance with the Fund's investment objectives and practices, the 1940 Act and applicable rules and regulations under the 1940 Act, and (subject to Section 2(v) above) the diversification requirements of Subchapter M of the Code (subject to Section 2(v) above), and otherwise in such form as may be mutually agreed upon by the Subadviser and the Adviser. The Subadviser also will certify quarterly to the Fund and the Adviser that it has adopted procedures reasonably necessary to prevent Access Persons from violating its Code of Ethics, and will report any material changes in its Code of Ethics. Annually, the Subadviser will furnish a written report, which complies with the requirements of Rule 17j-1 and Rule 38a-1, concerning the Subadviser's Code of Ethics and compliance program, respectively, to the Fund and the Adviser. The Subadviser also will notify and forward promptly to the Fund and the Adviser any communications or information it may receive with respect to claims against or involving the Fund or corporate actions relating to the Fund. It shall be the sole responsibility of the Fund, Adviser, or custodian (and not of the Subadviser) to process and file any claim forms relating to any litigation by or on behalf of the Fund.

b. Each party to this Agreement agrees to provide promptly to the other party a list, to the best of the Adviser's or the Subadviser's respective knowledge, of each affiliated person of the Adviser or the Subadviser, as the case may be, specifically identifying those affiliated persons that are either (a) publicly traded companies; (b) broker-dealers or underwriters; or (c) investment advisers. Each of the Adviser and the Subadviser agrees promptly to update such list whenever the Adviser or the Subadviser becomes aware of any change that should be made to such list.

c. The Subadviser also will provide the Adviser and/or the Board with any information reasonably requested regarding its management of the Fund required for any shareholder report, Registration Statement, or Prospectus supplement to be filed by FDP Series, Inc. with the SEC or in connection with a meeting of the Board. The Subadviser will promptly inform the Fund and the Adviser if any information in the Prospectus or SAI relating to the Subadviser or its duties and obligations under this Agreement is (or will become) inaccurate or incomplete.

d. The Subadviser represents that it has procured and will maintain directors and officers/errors and omissions liability insurance coverage for itself and its subsidiaries in such reasonable amount as the Subadviser deems prudent and a joint insured fidelity bond that meets the requirements of Rule 17g-1 of the 1940 Act, and from insurance providers that are in the business of regularly providing insurance coverage to investment advisers. In no event shall the Subadviser's errors and omissions insurance coverage be less than $10 million or the Subadviser's fidelity insurance coverage be less than $10 million. The Subadviser shall provide prior written notice to the Adviser (i) of any material changes in its insurance policies or insurance coverage; or (ii) if any claims will be made on its insurance policies that are material and require public disclosure. Furthermore, it shall upon request provide to the Adviser any information the Adviser may reasonably require concerning the amount of or scope of such insurance.

    4. Standard of Care

The Subadviser will act in good faith and use reasonable care and in a manner consistent with applicable federal and state laws and regulations in rendering the services it agrees to provide under this Agreement.

    5. Subadviser's Duties Regarding Fund Transactions

a. Placement of Orders. (i) The Subadviser will take all actions that it
   -------------------
considers necessary to implement the investment policies of the Fund, and, in particular, to place all orders for the purchase or sale of securities or other investments for the Fund with brokers or dealers the Subadviser, in its sole discretion, selects. In connection with the

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selection of brokers or dealers and the placement of purchase and sale orders, the Subadviser is directed at all times to seek to obtain best execution pursuant to Subadviser's best execution policy, subject to provisions (b),
(c) and (d) of this Section 5. Subadviser shall provide the Adviser with a copy of Subadviser's best execution policy at least annually, and shall promptly provide Adviser with any material changes to the policy. (ii) The Subadviser shall advise the Fund's custodian and accounting agent on a prompt basis of each purchase and sale of a portfolio security or other financial instrument specifying the name of the issuer or counterparty, the description, terms and amount of shares or principal amount of the security or other financial instrument purchased or sold, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer and such other information as may reasonably be required, including information related to any corporate action relevant to the investments of the Fund. The Subadviser shall arrange for the transmission to the Fund's custodian, Adviser and accounting agent on a daily basis such confirmation, trade tickets, and other documents and information as may be reasonably necessary to enable the custodian, Adviser and accounting agent to perform their administrative, recordkeeping and other responsibilities with respect to the Fund.

b. Selection of Brokers and Dealers. Subject to the requirements of
   --------------------------------
Section 28(e) of the 1934 Act, in the selection of brokers and dealers to execute portfolio transactions, the Subadviser is permitted to consider not only the available prices and rates of brokerage commissions/spreads, but also other relevant factors, which could include, without limitation: the execution capabilities of the brokers and dealers; the research and other services provided by the brokers and dealers that the Subadviser believes will enhance its general portfolio management capabilities; the size of the transaction; the difficulty of execution; the operational facilities of these brokers and dealers; the risk to a broker or dealer of positioning a block of securities; and the overall quality of brokerage and research services provided by the brokers and dealers. In connection with the foregoing, the Subadviser may pay those brokers and dealers who provide brokerage and research services to the Subadviser a higher commission than that charged by other brokers and dealers if the Subadviser determines in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the broker or dealer in terms of either the particular transaction or in terms of the Subadviser's overall responsibilities with respect to the Fund and to any other client accounts or portfolios that the Subadviser advises. The execution of such transactions pursuant to this section 5(b) would not be considered to represent an unlawful breach of any duty created by this Agreement or otherwise.

c. Soft Dollar Arrangements. Pursuant to the authorization that has been
   ------------------------
granted by the Fund pursuant to which the Subadviser may maintain "soft dollar" arrangements with respect to the Fund, the Subadviser will, on an ongoing basis, but not less often than annually, identify and provide a written description to the Board and the Adviser of all "soft dollar" arrangements that the Subadviser maintains with respect to the Fund or with brokers or dealers that execute transactions for the Fund, and of all research and other services provided to the Subadviser by a broker or dealer (whether prepared by such broker or dealer or by a third party) as a result, in whole or in part, of the direction of Fund transactions to the broker or dealer. If the Subadviser in its sole discretion ever decides to terminate soft dollar arrangements for similar client accounts, then thereafter, the Subadviser will promptly inform the Fund of such decision and, upon the Fund's reasonable written request, the Subadviser will, to the extent reasonably practicable, terminate within a reasonable time any "soft dollar" arrangements it has established with respect to the Fund.

d. Aggregated Transactions. The Subadviser acknowledges and agrees that,
   -----------------------
subject to the 1940 Act and the Advisers Act and consistent with its fiduciary duties to the Fund and with its internal policies and procedures regarding fairly and equitably allocating investment opportunities among its clients, the Subadviser is authorized and permitted in its discretion to aggregate or bunch orders for the Fund with similar orders for other Subadviser clients, and/or to execute single or bunched orders as "block" transactions, which may be subject to different trading or regulatory treatment than those applicable to smaller "non-block" transactions, and where applicable, to allocate such bunched or block orders among accounts following execution.

    6. Compensation

For its services, the Adviser pays the Subadviser at the end of each calendar month a fee based upon the average daily value of the net assets of the Fund at the annual rate of 0.40% of the Fund's average daily net assets on the first $200 million of the average daily value of the net assets of the Fund and 0.35% thereafter, commencing on the day following effectiveness hereof. For purposes of this calculation, average daily net assets are determined by the Fund at the end of each month on the basis of the average net assets of the Fund for each day during the month. The

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Subadviser will have no right to obtain compensation directly from the Fund for services provided under this Agreement and agrees to look solely to the Adviser for payment of fees due. The fee for the period from the Effective Date
(defined below) of the Agreement to the end of the month during which the Effective Date occurs will be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month will be prorated according to the proportion that such period bears to the full monthly period and will be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Subadviser, the value of the Fund's net assets will be computed at the times and in the manner specified in the Prospectus, and on days on which the net assets are not so determined, the net asset value computation to be used will be as determined on the immediately preceding day on which the net assets were determined.

    7. Expenses

The Subadviser will bear all expenses (excluding expenses to be borne by the Fund as described in the following sentence) in connection with the performance of its services under this Agreement. The Fund will bear certain other expenses to be incurred in its operation, including, but not limited to, (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase or sale of securities and other investment instruments; (iii) fees and expenses of the Fund's directors who are not "interested persons" of the Fund;
(iv) legal and audit expenses; (v) custodian, registrar and transfer agent fees and expenses; (vi) fees and expenses related to the registration and qualification of the Fund and the Fund's shares for distribution under state and federal securities laws; (vii) expenses of printing and mailing reports and notices and proxy material to shareholders of the Fund; (viii) all other expenses incidental to holding meetings of the Fund's shareholders, including proxy solicitations therefor; (ix) insurance premiums for fidelity bond and other coverage; (x) investment management fees; (xi) expenses of typesetting for printing prospectuses and statements of additional information and supplements to these documents; (xii) expenses of printing and mailing prospectuses and supplements thereto; and (xiii) such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Fund is a party or in which the Fund has a claim and legal obligations that the Fund may have to indemnify the Fund's directors, officers and/or employees or agents with respect to these actions, suits or proceedings.

    8. Services to Other Companies or Accounts

The Adviser understands that the Subadviser and its affiliates now act, will continue to act and may act in the future as investment manager or adviser to fiduciary and other managed accounts, and as an investment manager or adviser to other investment companies, including any offshore entities or private accounts. The Adviser has no objection to the Subadviser and its affiliates so acting, provided, that, whenever the Fund and one or more other investment companies or accounts managed or advised by the Subadviser and its affiliates have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula reasonably believed to be equitable to each such company and account. The Adviser represents that the Fund recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Fund and/or the price obtained for the purchase or sale of securities by the Fund. The Adviser represents that the Fund also understands that the persons employed by the Subadviser to assist in the performance of the Subadviser's duties under this Agreement may not devote their full time to such service, and that nothing contained in this Agreement will be deemed to limit or restrict the right of the Subadviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature. This Agreement will not in any way limit or restrict the Subadviser or any of its directors, officers, employees, or agents from buying, selling or trading any securities or other investment instruments for its or their own account or for the account of others for whom it or they may be acting, provided that such activities will not adversely affect or otherwise impair the performance by the Subadviser of its duties and obligations under this Agreement.

    9. Affiliated Brokers

The Subadviser or any of its affiliates may act as broker in connection with the purchase or sale of securities or other investments for the Fund, subject to: (a) the requirement that the Subadviser seek to obtain best execution within the policy guidelines determined by the Board and set out in the Fund's current prospectus; (b) the provisions of the 1940 Act and the Advisers Act;
(c) the provisions of the 1934 Act, including, but not limited to, Section 11(a) thereof; and (d) other provisions of applicable law. These brokerage services are not within the scope of the duties of the Subadviser under this Agreement. Subject to the requirements of applicable law and any procedures adopted by the Board, the Subadviser or its affiliates may receive brokerage commissions, fees or other remuneration from the Fund for these services in addition to the Subadviser's fees for services under this Agreement.

    10.Custody

The Subadviser will not take custody of or receive physical possession or physical control of cash, securities, or other investments of the Fund.

    11.Term of Agreement; Termination of Agreement; Amendment of Agreement

(a) Term. This Agreement is effective as of the date first written above,
    ----
provided that this Agreement shall not take effect unless it has first been approved (i) by the vote of a majority of those Directors of the Corporation who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the vote of a majority of the Fund's outstanding voting securities (within the meaning of the 1940 Act), unless the Adviser has authority to enter into this Agreement pursuant to exemptive relief from the SEC without a vote of the Fund's outstanding voting securities. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from its date of execution. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (i) by the vote of a majority of those Directors of the Corporation who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by either the vote of (A) the Board or (B) a majority of the outstanding voting securities of the Fund (within the meaning of the 1940 Act); provided further, that if the Fund's shareholders fail to approve this Agreement as provided herein, the Subadviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

(b) Termination. Notwithstanding paragraph 11(a), this Agreement may be
    -----------
terminated at any time, without the payment of any penalty, by a vote of a majority of the Board or by a vote of a majority of the outstanding voting securities of the Fund. This Agreement may also be terminated, without the payment of any penalty, by the Adviser: (i) upon 60 days written notice to the Subadviser; (ii) immediately upon material breach by the Subadviser of any of the representations, warranties and agreements set forth in this Agreement; or
(iii) immediately if, in the reasonable judgment of the Adviser, the Subadviser becomes unable to discharge its duties and obligations under this Agreement, including without limitation, circumstances such as financial insolvency of the Subadviser. The Subadviser may terminate this Agreement at any time, without the payment of any penalty, on 90 days written notice to Adviser and the Corporation. This Agreement will terminate automatically in the event of its assignment or upon termination of the Investment Advisory Agreement, as it relates to the Fund.

(c) Amendment. This Agreement may be materially amended by the parties only if
    ---------
the amendment is specifically approved by: (i) a majority of those directors who are not parties to this Agreement or "interested persons" of any party cast in person at a meeting called for the purpose of voting on the Agreement's approval; and (ii) if required by applicable law, the vote of a majority of outstanding shares of the Fund (except in the case of clause (ii), pursuant to the terms and conditions of the SEC order permitting it to modify the Agreement without such vote).

    12.Representations and Covenants of the Adviser

The Adviser represents and covenants to the Subadviser as follows:

a. It is duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as the business is now being conducted.

b. The execution, delivery and performance by the Adviser of this Agreement are within the Adviser's powers and have been duly authorized by all necessary actions and by the Board of the Fund, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance of this Agreement by the parties to this Agreement, and the execution, delivery and performance of this Agreement by the parties to this Agreement does not contravene or constitute a default under

(i) any provision of applicable law, rule or regulation, (ii) the Adviser's governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instruments binding upon the Adviser.

c. It is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement.

d. It has met, and will continue to seek to meet for the duration of this Agreement, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met by the Adviser in order to perform the services contemplated by this Agreement.

e. It (i) is registered with the SEC as an investment adviser under the Advisers Act, (ii) is registered and licensed as an investment adviser under the laws of all jurisdictions in which its activities require it to be so licensed, and (iii) will promptly notify the Subadviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act.

f. It acknowledges that it has received a copy of the Subadviser's Form ADV prior to or at the time of the execution of this Agreement and has delivered a copy of the same to the Fund.

g. The Fund is, or will be prior to commencing operations, registered as an open-end management investment company under the 1940 Act and the Fund's shares are (or will be prior to commencing operations) registered under the Securities Act of 1933 and under any applicable state securities laws.

    13.Representations and Covenants of the Subadviser

The Subadviser represents and covenants to the Adviser as follows:

a. It is duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as this business is now being conducted.

b. The execution, delivery and performance by the Subadviser of this Agreement are within the Subadviser's powers and have been duly authorized by all necessary action on the part of its board of directors, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Subadviser for the execution, delivery and performance of this Agreement by the parties to this Agreement, and the execution, delivery and performance of this Agreement by the parties to this Agreement does not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Subadviser's governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instruments binding upon the Subadviser.

c. It is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement.

d. It has met, and will continue to seek to meet for the duration of this Agreement, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement.

e. It is registered with the SEC as an investment adviser under the Advisers Act, is registered or licensed as an investment adviser under the laws of jurisdictions in which its activities require it to be so registered or licensed, and will promptly notify the Adviser and the Fund of the occurrence of any event that would disqualify it from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act.

f. It has provided the Adviser with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC, and will, (i) promptly after making any material amendment to Part 2A or 2B of its Form ADV, furnish a copy of such amendments to the Adviser , and (ii) at least annually, within 120 days after the Subadviser's fiscal year end and without charge, furnish the Adviser with a copy of any amendment to Part 2A of the Subadviser's Form ADV reflecting material changes, if any, made since the last annual updating amendment, as required by the Advisers Act. The information contained in the Subadviser's Form ADV is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

g. It will carry out its responsibilities under this Agreement in compliance with (i) federal and state law, including securities law, governing its activities; (ii) the Fund's investment objective(s), policies, and restrictions, as set out in the Prospectus and SAI, as amended from time to time; and (iii) any policies or directives as the Board may from time to time establish or issue and communicate to the Subadviser in writing. The Fund or the Adviser will promptly notify the Subadviser in writing of changes to (ii) or (iii) above.

h. It is not to the best of its knowledge the subject of any proceeding, investigation or inquiry brought by the SEC, the Financial Industry Regulatory Authority (or any other self-regulatory organization) or any other federal or state regulator with respect to the types of services for which it is being appointed herein or which could have a material impact on its ability to fully perform any of the services to be rendered hereunder.

    14.Cooperation with Regulatory Authorities or Other Actions

The parties to this Agreement each agree to cooperate in a reasonable manner with each other in the event that any of them should become involved in a legal, administrative, judicial or regulatory action, claim, or suit as a result of performing its obligations under this Agreement.

    15.Records.

a. Maintenance of Records. The Subadviser hereby undertakes and agrees to
   ----------------------
maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to the Fund's investments that are required to be maintained by the Fund pursuant to the 1940 Act with respect to the Subadviser's duties and obligations under this Agreement for the Fund (the "Fund's Books and Records"). The Adviser acknowledges that the Subadviser is not the compliance agent for the Fund or for the Adviser, and is responsible for maintaining the Fund's Books and Records only with respect to the Subadviser's duties and obligations to the Fund under this Agreement.

b. Ownership of Records. The Subadviser agrees that the Fund's Books and
   --------------------
Records are the Fund's property and further agrees to surrender promptly to the Fund or the Adviser the Fund's Books and Records upon the request of the Fund or the Adviser; provided, however, that the Subadviser may retain copies of the records at its own cost. The Fund's Books and Records will be made available, within two (2) business days of a written request, to the Fund's accountants or auditors during regular business hours at the Subadviser's offices. The Fund, the Adviser or their respective authorized representatives will have the right to copy any records in the Subadviser's possession that pertain to the Fund. These books, records, information, or reports will be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, the Fund's Books and Records will be returned to the Fund or the Adviser. The Subadviser agrees that any policies and procedures it has established for managing the investment and reinvestment of the Fund's assets, including, but not limited to, all policies and procedures designed to ensure compliance with federal and state regulations governing the adviser/client relationship and management of the investment and reinvestment of the Fund's assets, will be made available for inspection by the Fund, the Adviser or their respective authorized representatives upon reasonable written request within not more than two (2) business days.

    16.Confidentiality

a. Non-Disclosure by Subadviser. The Subadviser agrees that the Subadviser will
   ----------------------------
treat as proprietary and confidential any information obtained in connection with its duties hereunder, including all records and information pertaining to the Fund or the Adviser and will not disclose or use any records or confidential information obtained pursuant to this Agreement in any manner whatsoever, except as authorized in this Agreement or specifically by the Adviser or the Fund, or if this disclosure or use is required by federal or state regulatory authorities or by a court, or is required in connection with the performance by the Subadviser of its duties and obligations to the Fund under this Agreement.

b. Nondisclosure by Adviser. The Adviser agrees that the Adviser will treat as
   ------------------------
proprietary and confidential any information obtained in connection with its duties hereunder, including all records and information pertaining to the Subadviser and will not disclose or use any records or confidential information obtained pursuant to this Agreement or any other agreement between the Adviser and the Subadviser in any manner whatsoever, except as authorized in this Agreement or specifically by the Subadviser, or if this disclosure or use is required by federal or state regulatory authorities or by a court, or is required in connection with the performance by the Adviser of its duties and obligations to the Fund under this Agreement.

c. Nondisclosure Exceptions. Paragraphs (a) and (b) above shall not apply to
   ------------------------
information that (i) is already publicly available; (ii) became known to either party from a source other than the other party, and without a known breach of an obligation of confidentiality owed to the other party; (iii) is independently developed by either party without reference to the information required by this Agreement to be treated confidentially; and/or (iv) is used by either party in order to enforce any of its rights, claims or defenses under, or as otherwise contemplated in, this Agreement. In addition, the Subadviser may disclose the investment performance of the Fund; provided that the disclosure does not reveal the identity of the Adviser or the Fund. The Subadviser may also disclose that the Adviser and the Fund are the Subadviser's clients, provided that the disclosure does not reveal the investment performance or the composition of the Fund.

    17.Limitation of Liability; Indemnification

a. Limitation of Liability. Except as provided in this Agreement and as may
   -----------------------
otherwise be provided by the 1940 Act or other federal securities laws, the Adviser and its respective officers, directors, employees, agents, representatives or persons controlled by them (collectively, the "Related Parties") on the one hand, and the Subadviser and the Subadviser's Related Parties on the other hand, will not be liable to each other, the Fund or any shareholder of the Fund for any error of judgment, mistake of law, or any loss arising out of any investment or other act or omission in the course of, connected with, or arising out of any services to be rendered under this Agreement, except that the Adviser, the Subadviser and any respective Related Party will be so liable by reason of conduct that constitutes willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement. The Subadviser will not be liable to the Adviser, the Fund or any shareholder of the Fund for the actions or omissions of any third party service provider selected by the Adviser to whom the Adviser delegates authority to act on behalf of the Fund. The Adviser acknowledges that the Subadviser does not warrant that the investment performance of the Fund will match the performance of any index or other benchmark, such as any other account managed by Subadviser.

b. Subadviser Indemnity to the Adviser. The Subadviser agrees to indemnify and
   -----------------------------------
defend the Adviser, the Adviser's Related Parties, or any affiliate of the Adviser or such affiliate's respective Related Parties, for any loss, liability, cost, damage, or expenses (including reasonable investigation and defense costs and reasonable attorney's fees and costs) arising out of any claim, demand, action, suit, or proceeding arising out of (i) the Subadviser's conduct that constitutes willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement, or (ii) any actual or alleged material misstatement or omission in the Registration Statement with respect to the Fund, any proxy statement, or communication to current or prospective investors in the Fund arising from disclosure about the Subadviser or the Fund provided to the Adviser or the Fund by the Subadviser.

c. Adviser Indemnity to Subadviser. The Adviser agrees to indemnify and defend
   -------------------------------
the Subadviser, the Subadviser's Related Parties, or any affiliate of the Subadviser or such affiliate's respective Related Parties, for any loss, liability, cost, damage, or expenses (including reasonable investigation and defense costs and reasonable attorney's fees and costs) arising out of any claim, demand, action, suit, or proceeding arising out of (i) the Adviser's conduct that constitutes willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement, or (ii) any actual or alleged material misstatement or omission in the Registration Statement with respect to the Fund, any proxy statement, or other communication to current or prospective investors in the Fund (other than a misstatement or omission arising from disclosure about the Subadviser or the Fund provided to the Adviser or the Fund by the Subadviser).

d. Indemnification Procedures. Promptly after receipt of notice of the
   --------------------------
commencement of any action by a party seeking to be indemnified under this
Section 17 (the "Indemnified Party"), the Indemnified Party will, if a claim in respect thereof is to be made against a party against whom indemnification is sought under this Section 17 (the "Indemnifying Party"), notify the Indemnifying Party in writing of the commencement thereof; provided, however, that the omission to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability which it may have to any Indemnified Party otherwise than under the provisions of this Agreement, and will relieve it from liability under this Agreement only to the extent that such omission results in the forfeiture by the Indemnifying Party of rights or defenses with respect to such action. In any action or proceeding, following provision of proper notice by the Indemnified Party of the existence of such action, the Indemnifying Party will be entitled to participate in any such action and, to the extent that it will wish, participate jointly with any other Indemnifying Party similarly notified, to assume the defense thereof, with counsel of its choice (unless any conflict of interest requires the appointment of separate counsel), and after notice from the Indemnifying Party to such Indemnified Party of its election to assume the defense of the action, the Indemnifying Party will not be liable to such Indemnified Party under this Agreement for any legal expense of the other counsel subsequently incurred without the Indemnifying Party's consent. The Indemnified Party will cooperate in the defense or settlement of claims so assumed. The Indemnifying Party will not be liable under this Agreement for the settlement by the Indemnified Party for any claim or demand unless the Indemnifying Party has previously approved the settlement in writing or it has been notified of such claim or demand and has failed to provide a defense in accordance with the provisions hereof. In the event that any proceeding involving the Indemnifying Party will be commenced by the Indemnified Party in connection with the Agreement, or the transactions contemplated under this Agreement, and such proceeding will be finally determined by a court of competent jurisdiction in favor of the Indemnifying Party, the Indemnified Party will be liable to the Indemnifying Party for any reasonable attorney's fees and direct costs relating to such proceedings. The indemnifications provided in this Section 17 will survive the termination of this Agreement.

    18.Survival

Sections 6, 12, 14, 15, 16, 17, 19 and 20, shall survive the termination of this Agreement.

    19.Use of BlackRock Names

The Subadviser acknowledges and agrees that the names "BlackRock" and BlackRock Advisors, LLC, and abbreviations or logos associated with those names, are the valuable property of the Adviser and its affiliates; that the Corporation, has the right to use such names, abbreviations and logos; and that the Subadviser shall use the names "BlackRock," BlackRock Advisors, LLC, and associated abbreviations and logos, only in connection with the Subadviser's performance of its duties hereunder. Further, in any communication with the public and in any marketing communications of any sort, the Subadviser agrees to obtain prior written approval from the Adviser before using or referring to "BlackRock Funds" and the Adviser, or the Fund or any abbreviations or logos associated with those names.

    20.Use of Subadviser Name

The Adviser and the Corporation are authorized to publish and distribute information regarding the provision of sub-investment advisory services by the Subadviser pursuant to this Agreement or as required by federal securities laws. The Adviser and the Corporation may use the name of the Subadviser, or any trade name, trademark, trade device, service mark, symbol or logo of the Subadviser, in advertising, publicity or otherwise in connection with the provision of sub-investment advisory services by the Subadviser pursuant to this Agreement, without the prior written consent of the Subadviser, provided such use will be consistent with and/or in a form substantially similar in all material respects to materials previously provided to the Subadviser; provided, that the Adviser may use the name of the Subadviser, or any trade name, trademark, trade device, service mark, symbol or logo of the Subadviser in connection with any materials filed with the SEC or Fund fact sheets produced by Adviser without the prior written consent of Subadviser. Such use may not be sublicensed or assigned. The Adviser and the Corporation shall follow any use guidelines and requirements reasonably imposed by the Subadviser and upon termination of this Agreement, the Adviser and the Corporation must promptly cease use of any trade name, trademark, trade device, service mark, symbol or logo of the Subadviser, except as required by law or regulation. In addition, the Adviser may distribute information regarding the provision of sub-investment advisory services by the Subadviser to the Board without the prior written consent of the Subadviser.

    21.Limitation on Consultation

In accordance with Rule 17a-10 under the 1940 Act and any other applicable law, the Subadviser will not consult with any other subadviser to the Fund or any subadviser to any other portfolio of the Fund or to any other investment company or investment company series for which the Adviser serves as investment adviser concerning transactions for the Fund in securities or other assets, except to the extent necessary to ensure the Fund's compliance with the requirements of Rule 12d3-1(a) and (b) under the 1940 Act.

    22.Governing Law

This Agreement will be governed by, construed under and interpreted and enforced in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

    23.Severability

If any provision of this Agreement will be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

    24.Definitions

The terms "assignment," "affiliated person," and "interested person," when used in this Agreement, will have the respective meanings specified in Section 2(a) of the 1940 Act. The term "majority of the outstanding shares" means the lesser of (a) sixty-seven percent (67%) or more of the shares present at a meeting if more than fifty percent (50%) of these shares are present or represented by proxy, or (b) more than fifty percent (50%) of the outstanding shares.

    25.Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of such counterparts together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this Agreement as of the date first above written.

BlackRock Advisors, LLC       Janus Capital Management LLC

By:     /s/ John Perlowski    By:     /s/ Russell P. Shipman
        ------------------            ------------------------
Name:   John Perlowski        Name:   Russell P. Shipman
Title:  Managing Director     Title:  SVP & Managing Director